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                                                                    EXHIBIT 23.2



              INFORMATION REGARDING CONSENT OF ARTHUR ANDERSEN LLP


         Section 11(a) of the Securities Act of 1933, as amended (the "Securities Act"), provides that if part of a registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, an accountant who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement.

         In June of 2002, Arthur Andersen LLP ("Andersen") was convicted of obstructing justice, which is a felony offense. The Securities and Exchange Commission prohibits firms convicted of a felony from auditing public companies. Andersen is thus unable to consent to the incorporation by reference in this Registration Statement of Advanced Energy Industries, Inc. on Form S-8 of its report dated February 28, 2002 included in Advanced Energy Industries, Inc.'s Form 10-K as of December 31, 2001 and for the two years then ended. Under these circumstances, Rule 437a under the Securities Act permits Advanced Energy Industries, Inc. to file this Registration Statement on Form S-8 without a written consent from Andersen. As a result, with respect to transactions in Advanced Energy Industries, Inc. securities pursuant to this Registration Statement, Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Andersen or any omission of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Andersen under Section 11(a) of the Securities Act.